Form of Employee Non-Qualified Stock Option and Restricted Stock Grant Agreement for the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan

Exhibit 10.2

[Moody’s Corporation Letterhead]

__________, 2004

Dear [Name]:

     Congratulations! I am pleased to inform you that the Board of Directors of Moody’s Corporation (“Moody’s”) awarded you          stock options with an exercise price of US$         and          restricted shares on [date]. This letter outlines the key terms and conditions of your equity award. After reading this letter, please sign a copy and return it to          in Human Resources.

     Your equity award is subject to the terms and conditions of the 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “Plan”). A copy of the Plan, as well as the original prospectus relating to the offering of shares of Moody’s stock pursuant to the Plan, are enclosed with this letter.

     Moody’s has engaged Charles Schwab & Company as the Plan administrator. Each Moody’s associate who received an equity award will be provided with a Charles Schwab on-line brokerage account, at no cost to the associate, through which Moody’s stock options may be exercised and in which shares will be delivered when restrictions on your restricted shares lapse. You are strongly encouraged to promptly complete the enclosed application form from Charles Schwab Employee Stock Plan Services in order to open the account. A copy of that information may be obtained on MoodysNet under the headings “Human Resources – Equity Awards.” Once you exercise your options and purchase shares, or the restrictions on your restricted shares lapse, you may transfer your shares to another brokerage account or leave them in your Schwab account.

Your Equity Award

     Your equity award provides you with an equity stake in Moody’s through a combination of stock options and restricted shares and an opportunity for long-term capital appreciation. It provides a direct link between an associate’s benefits and increases in stockholder value.

Details of Your Stock Option Grant

     Your options give you the right to buy Moody’s stock at a fixed price in the future. This is called the exercise price. The value of your options is tied directly to the stock market price of Moody’s stock during the life span of the options. The higher the stock price rises in the future, the more valuable your options become.

     Your stock option grant is a grant of non-qualified stock options, which expires 10 years after the date of grant (date), or upon your termination of employment, if earlier.

The terms of the Plan notwithstanding, for purposes of this equity award, Termination of Employment will occur on the date when you are no longer actively employed by the Company or an Affiliate and will not be extended by any notice period mandated under local law.

     Subject to your continued employment, your options will vest and become exercisable with respect to 25% of the shares on each of the first, second, third and fourth anniversaries of the date of grant, so that your options will be 100% vested and exercisable after the fourth anniversary of the date of grant, as set forth in the following schedule:

Timeframe from Date of Grant
(Vesting Date)	Vesting	Cumulative Vesting
[date] (1 year)	25%	25%
[date] (2 years)	25%	50%
[date] (3 years)	25%	75%
[date] (4 years)	25%	100%

     You may exercise all or a portion of your options to purchase shares, to the extent vested, at the fixed exercise price at any time after vesting commences and on or before the expiration date (date). Further information on how to exercise your options and pay the exercise price is set forth in the enclosed informational brochure.

Details of Your Restricted Stock Grant

     Your restricted shares provide you with all the rights of a shareholder from the date of grant, including the right to receive any dividends and to vote your restricted shares. However, until such time as your restricted stock vests, the shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Moody’s. Note that dividends will be subject to the same restrictions as the shares to which they relate and will be accumulated and paid, without interest, when the underlying shares vest. In the event of a stock split, a stock dividend or similar change in Moody’s stock, your restricted shares will be adjusted as determined by the Committee under the Plan.

     If you are an employee who, as of the date of grant, does not participate in the Company’s Executive Performance Incentive Compensation (“EPIC”) bonus plan and who is not a Moody’s KMV Managing Director, subject to your continued employment, your restricted stock will vest with respect to 25% of the shares on each of the first, second, third and fourth anniversaries of the date of grant, so that your restricted grant will be 100% vested after the fourth anniversary of the date of grant, as set forth in the following schedule:

Timeframe from Date of Grant
(Vesting Date)	Vesting	Cumulative Vesting
[date] (1 year)	25%	25%
[date] (2 years)	25%	50%
[date] (3 years)	25%	75%
[date] (4 years)	25%	100%

     If you are an employee who, as of the date of grant, does participate in the Company’s EPIC bonus plan (including “covered employees” as defined in Section 162(m) of the U.S. Internal Revenue Code, as amended) or you are a Moody’s KMV Managing Director, subject to your continued employment, your restricted stock will vest to the extent that the Company has achieved certain performance goals. The vesting of shares in any one year will be expressed as a percentage of the “Target Shares” (equal to 25% of the number of restricted shares granted to you), on the applicable vesting date as set forth in the following schedule:

Annual Operating Income Growth	% of Target Shares Vesting
Less than __%	50%
Between __% and __% (Inclusive)	100%
More than __%	150%

In addition, if your restricted stock is not fully vested on the fifth anniversary of the date of grant, such restricted stock will vest in full on the fifth anniversary of the date of grant regardless of whether the performance goals described above have been achieved. In any event, no more than 100% of the restricted shares granted to you shall vest regardless of whether the performance goals have been achieved.

Transferability of Options and Restricted Shares

     Neither your options nor restricted shares may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Moody’s. During your lifetime, your options are exercisable only by you.

Nature of the Grant

In accepting the grant, you acknowledge that:

     (1) the Plan is established voluntarily by Moody’s, it is discretionary in nature and it may be modified, suspended or terminated by Moody’s at any time, as provided in the Plan and this letter;

     (2) the equity award is voluntary and occasional and does not create any contractual or other right to receive future equity award grants, or benefits in lieu of equity awards, even if equity awards have been granted repeatedly in the past;

     (3) all decisions with respect to future equity awards, if any, will be at the sole discretion of Moody’s;

     (4) your participation in the Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

     (5) you are voluntarily participating in the Plan;

     (6) the equity award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Moody’s or to your employer, and which is outside the scope of your employment contract, if any;

     (7) the equity award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

     (8) in the event that you are not an employee of Moody’s Corporation, the equity award will not be interpreted to form an employment contract or relationship with Moody’s Corporation; and furthermore, the equity award will not be interpreted to form an employment contract with any subsidiary or affiliate of Moody’s Corporation;

     (9) the future value of the underlying shares is unknown and cannot be predicted with certainty;

     (10) if the underlying shares do not increase in value, the options will have no value;

     (11) if you exercise your options and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the fixed exercise price;

     (12) no claim or entitlement to compensation or damages arises from termination of the equity award, or diminution in value of the equity award or the shares acquired through the equity award, and you irrevocably release Moody’s and your employer from any such claim that may arise; and

     (13) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive equity awards and vest in such awards under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to exercise the options or take delivery of your restricted shares after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

Responsibility for Taxes

     Regardless of any action Moody’s or your employer takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is, and remains, your responsibility and that Moody’s and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the equity award, including the grant of the equity award, the vesting of the equity award, the exercise of the options, the subsequent sale of shares acquired pursuant to the equity award and the receipt of any dividends; and (2) do not commit to structure the terms of the equity award or any aspect of the equity award to reduce or eliminate your liability for Tax-Related Items.

     Prior to exercise of the options or the vesting of restricted shares, you agree to pay or make adequate arrangements satisfactory to Moody’s and/or your employer to satisfy all withholding obligations of Moody’s and/or your employer. In this regard, you authorize Moody’s and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Moody’s and/or your employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, Moody’s may (1) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that Moody’s only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to Moody’s or your employer any amount of Tax-Related Items that Moody’s or your employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. Moody’s may refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Income Tax Consequences

     You should consult your own tax advisor concerning the tax implications of the Plan and your equity award.

Data Privacy

     You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and Moody’s and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

     You understand that Moody’s and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Moody’s, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan (such as Charles Schwab), that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired through your equity award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost to you, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Governing Law, Documents and Severability

     This equity award is made in the state of Delaware and is governed by, and subject to, the laws of the state of Delaware applicable to contracts made and to be performed in the state of Delaware, as provided in the Plan, and the requirements of the New York Stock Exchange as well as the terms and conditions set forth herein.

     If you have received this letter or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control.

     The terms and conditions provided herein are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Exercise and Share Issuance Restrictions

     Moody’s has the right to restrict or otherwise delay the issuance of stock in connection with your equity award until the requirements of any applicable laws or regulations and any stock exchange requirements have, in Moody’s judgment, been satisfied in full. Moody’s also has the right to refuse to issue or transfer any stock under the Plan if, in Moody’s judgment, such issuance or transfer might violate any applicable law or regulation.

* * *

     If you have any questions regarding this one-time grant, please contact your Human Resources representative.

                                                                                                                                                                             Sincerely,

                                                                                                                                                                              Moody’s Corporation

I hereby accept and agree to the foregoing terms of this equity award.

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Signature

____________________________
Name

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Date